Exhibit 99.1

BioDelivery Sciences Announces Initial Results of Phase 1

Clinical Study of Bioral Amphotericin B

Tolerability and preliminary pharmacokinetic data support the next stage of clinical development

First clinical study of Bioral delivery technology in humans a milestone for BDSI

RALEIGH, N.C., February 5, 2009 – BioDelivery Sciences International, Inc. (Nasdaq: BDSI) announced initial results of a Phase 1 study assessing the tolerability, safety, and pharmacokinetics of Bioral™ Amphotericin B, BDSI’s lead product candidate utilizing the company’s Bioral drug delivery technology.

The patented Bioral drug delivery technology encapsulates a drug (in this case, the antifungal agent amphotericin B) in a lipid crystal to facilitate the oral administration of drugs otherwise given by injection. Amphotericin B is widely used for the treatment of various systemic fungal infections such as candidiasis. Its use is limited by its availability only as an intravenous product. Encapsulation of amphotericin B with the Bioral technology provides a potential opportunity to administer the drug orally.

Forty-eight healthy volunteers participated in the study, with sixteen recruited for each of three dose groups. In each dose group, twelve volunteers received a single dose of Bioral Amphotericin B and four received a placebo. Amphotericin B plasma concentrations were measured over a period of fourteen days. The study identified doses that were well-tolerated with no meaningful changes in laboratory safety values including those associated with renal function.

The preliminary pharmacokinetic evaluation also revealed that plasma concentrations were comparable to those seen in prior animal toxicology studies using the same formulation. In previous animal studies conducted by BDSI, doses used in toxicology studies have been shown to produce measureable tissue concentrations and efficacy against the fungal infections candidiasis and aspergillosis.

“This study provides the important initial support for us to progress the clinical development of Bioral Amphotericin B,” said David Blum, MD, Vice President of Clinical Research and Medical Affairs of BDSI. “We plan to conduct additional pharmacokinetic studies in healthy volunteers followed by Phase 2 studies in infected patients. Additionally, we look forward to presenting the detailed results of this study at an upcoming scientific meeting.”

Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI, added, “These encouraging results from our first human trial of a product utilizing our Bioral drug delivery technology represent another milestone for our company. Although there is more work to be done, the data provides an important initial validation of the Bioral delivery platform in humans and shows the potential of Bioral Amphotericin B in the treatment of systemic fungal infections that typically require hospitalization and intravenous therapy. Moreover, these results also validate our belief in the potential to apply the Bioral technology to other therapeutics requiring non-injectable delivery forms, as well as siRNAs.”

BDSI currently has collaborations for the development of Bioral Amphotericin B with the National Institutes of Health (NIH), which has supported in part the preclinical program, and for clinical development in cutaneous leishmaniasis with Walter Reed Army Institute for Research. BDSI also recently announced a research collaboration and licensing agreement with the Drugs for Neglected

Diseases initiative (DNDi), who will collaborate with BDSI in the design and conduct of a research and clinical development program to assess the efficacy and safety of Bioral Amphotericin B for the treatment of neglected diseases like leishmaniasis and Chagas disease. Data generated through these collaborations is expected to assist BDSI in the ongoing development of Bioral Amphotericin B for broader use in treating a variety of common systemic fungal infections.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. (NASDAQ:BDSI) is a specialty pharmaceutical company that is focused on developing innovative products to address growing market opportunities, including conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner, and commercialize new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the Company’s patented BEMA™ buccal soluble film technology: ONSOLIS™ (fentanyl buccal soluble film) a potential treatment for “breakthrough” pain in opioid tolerant patients with cancer, and BEMA™ Buprenorphine, a second analgesic with at least one potential target indication for the treatment of moderate to severe pain. The company is working with its BEMA technology and its patented Bioral cochleate technology on products targeted at conditions common to oncology and surgical patients such as pain and infections. The company headquarters is located in Raleigh, North Carolina, and its principal laboratory is located in Newark, New Jersey. For more information please visit www.biodeliverysciences.com.

Cautionary Note on Forward-Looking Statements

Except for the historical information contained herein, this press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects”, “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, the results of the Company’s clinical trials relating to, and the viability generally of, Bioral™ Amphotericin B generally, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Contact

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

+1 919-582-9050

amedwar@bdsinternational.com